CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Equity Bancshares, Inc. (the Company) of our report dated January 28, 2026, with respect to the consolidated financial statements of Frontier Holdings, LLC for each of the years in the two-year period ended September 30, 2025, included the Company’s Form 8-K filed on January 2, 2026 as amended on March 18, 2026.

/s/ Forvis Mazars, LLP

Omaha, Nebraska

May 22, 2026